Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 24, 2021

Thorne HealthTech, Inc.

152 W. 57th Street

New York, NY 10019

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Thorne HealthTech, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 14,791,642 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), consisting of: (i) 8,655,695 Shares reserved for issuance pursuant to equity awards outstanding under the 2010 Equity Incentive Plan (the “2010 Plan”), (ii) 1,959,335 Shares reserved for issuance pursuant to equity awards outstanding under the Restated 2020 Onegevity Health Equity Plan (the “2020 Onegevity Plan”), (iii) 3,480,510 Shares reserved for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”) and (iv) 696,102 Shares reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2010 Plan, the 2020 Onegevity Plan and the 2021 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation